Exhibit 10.1

EXECUTION VERSION

FOURTH AMENDMENT

This FOURTH AMENDMENT, dated as of April 8, 2016 (this “Amendment”), to the Credit Agreement referred to below is made among INTRAWEST OPERATIONS GROUP HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), INTRAWEST OPERATIONS GROUP, LLC, a Delaware limited liability company (the “Borrower”), the Consenting Lenders (as defined below) and GOLDMAN SACHS LENDING PARTNERS LLC, as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement.

A.            Reference is hereby made to the Credit Agreement, dated as of December 9, 2013 (as amended by the Incremental Amendment, dated as of September 19, 2014, as further amended by the Second Amendment, dated April 29, 2015, and by the Third Amendment, dated June 1, 2015, and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Holdings, the Borrower, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), the Administrative Agent, Goldman Sachs Lending Partners, LLC, as swing line lender, and Goldman Sachs Bank USA, as issuing bank.

B.            The Borrower has requested that the Lenders agree to amend certain provisions of the Credit Agreement as provided for herein.

C.            Subject to the conditions set forth herein, each Lender party to the Credit Agreement immediately prior to the effectiveness of this Amendment that has delivered to Merrill, Lynch, Pierce, Fenner and Smith Incorporated, in its capacity as “left” lead arranger for this Amendment (“MLPFS”), a counterpart of this Amendment prior to 4:00 p.m. (New York City time) on April 5, 2016 (or such later time as may be agreed by the Borrower and MLPFS) (each, a “Consenting Lender”) is willing to agree to such amendments of the Credit Agreement.

D.            MLPFS, Goldman Sachs Lending Partners LLC, Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. will act as joint lead arrangers and joint bookrunners for this Amendment (in such capacities, the “Fourth Amendment Arrangers”).

Accordingly, in consideration of the mutual agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  Amendments to Credit Agreement.  Effective as of the Fourth Amendment Effective Date, the Credit Agreement is hereby amended as follows:

(a)  Section 1.1 of the Credit Agreement is hereby amended by inserting the following defined terms in the appropriate alphabetical order therein:

“Asset Sale Escrow Account”: an escrow account with Bank of America, N.A. (or an affiliate thereof), as escrow agent for the benefit of the Secured Parties (the “Escrow Agent”), subject to a first priority Lien in favor of the Administrative Agent and subject to an escrow agreement, in form and substance reasonably satisfactory to the Administrative Agent and will in any event require that the proceeds deposited therein (1) shall only be permitted to be released (other than any release in connection with a prepayment of Term Loans) upon (i) advance written notice to the Escrow Agent, (ii) there being no existing and continuing Event of Default and (iii) receipt by the Escrow Agent and the Administrative Agent for distribution to the Lenders of a certificate of a Responsible Officer of the Borrower (x) if such release is requested to be used for the purposes permitted under clause (2)(i) below, stating that the Intrawest Group Members are in Pro Forma Compliance, after giving effect to the use of proceeds of any released Net Cash Proceeds, with the Asset Sale Release Level and (y) if such release is requested to be used for the purposes permitted under clause (2)(i) or (2)(ii) below, containing a reasonably detailed calculation of the Total Gross Debt Leverage Ratio at such time, and (2) shall only be permitted to be used for (i) to the extent the Asset Sale Release Level is met at the time of such release and after giving effect to the use of proceeds thereof on a Pro Forma Basis, Investments, Capital Expenditures and Restricted Payments otherwise permitted to be made at such time pursuant to the terms of the Credit Agreement or otherwise to acquire assets useful in the business of the Borrower and its Subsidiaries, (ii) Permitted Acquisitions for which the Consolidated EBITDA of the Intrawest Group Members measured on a Pro Forma Basis is not decreased as a result of the consummation of such Permitted Acquisition and/or (iii) prepayments of Term Loans.

“Asset Sale Release Level”: a Total Gross Debt Leverage Ratio of the Intrawest Group Members of 4.60:1.00, calculated on a Pro Forma Basis after giving effect to any release and use of proceeds from the Asset Sale Escrow Account.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Deposited Amount”: as defined Section 2.15(a).

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Escrow Agent”: as defined in the definition of “Asset Sale Escrow Account.”

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Fourth Amendment”: the Fourth Amendment, dated as of April 8, 2016, among Holdings, the Borrower, the Lenders party thereto and the Administrative Agent.

“Fourth Amendment Effective Date”: the effective date of the Fourth Amendment, which was April 8, 2016.

“Specified Asset Sale”: any Asset Sale or Asset Sales (excluding any Asset Sale or Asset Sales of either (i) the assets of (or the Capital Stock of) Canadian Mountain Holidays Limited Partnership, any Subsidiary thereof, any Intrawest Group Member that is the transferee of such assets, or any successor to any of the foregoing, or (ii) any mountain resorts and lodging operations relating to (or any real property in respect of) Steamboat Ski & Resort and Winter Park Resort) consummated after the Fourth Amendment Effective Date, the Net Cash Proceeds of which do not exceed, individually for any such Asset Sale or series of substantially related Asset Sales (it being understood that Dispositions of multiple business units, regardless of whether such Dispositions are made in a single transaction or multiple transactions, shall constitute separate Asset Sales and not substantially related Asset Sales for this purpose), $200,000,000; provided that (i) the cumulative amount of Consolidated EBITDA (in each case calculated as of the Test Period most recently ended prior to consummation of such Asset Sale) generated by the assets subject to Specified Asset Sales shall not exceed $31,000,000 in the aggregate and (ii) the aggregate Net Cash Proceeds for all Specified Asset Sales consummated since the Fourth Amendment Effective Date shall not exceed $275,000,000; provided further that if any Asset Sale causes either of the thresholds contained in clause (i) or clause (ii) of the previous proviso to be exceeded, only the portion of such Asset Sale that would not cause either of the thresholds contained in clauses (i) and (ii) of the previous proviso to be exceeded shall be treated as a “Specified Asset Sale” for the purposes herein.

“Total Gross Debt Leverage Ratio”: as of the last day of any period of four consecutive fiscal quarters, the ratio of (a) Total Debt as of such date to (b) Consolidated EBITDA of the Intrawest Group Members for such period; provided that solely for purposes of calculating the Asset Sale Release Level, (1) Consolidated EBITDA shall be determined by reference to the lesser of Consolidated EBITDA of the Intrawest Group Members (calculated on a Pro Forma Basis giving effect to any Specified Asset Sales) as of (x) the last day of the Test Period ended December 31, 2015 and (y) the last day of the Test Period most recently ended prior to any proposed release of funds from the Asset Sale Escrow Account and (2) Total Debt shall be calculated net of any amounts held in the Asset Sale Escrow Account or being used to prepay Term Loans at the time of such calculation and after giving effect to the release and use of proceeds thereof.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

(b)  Clause (i) of the definition of “Applicable Margin” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(i) with respect to Initial Term Loans, a rate per annum equal to (A) with respect to Base Rate Loans, (x) prior to the Second Amendment Effective Date, 3.50%, (y) on and after the Second Amendment Effective Date but prior to the Fourth Amendment Effective Date, 2.75% and (z) on and after the Fourth Amendment Effective Date, 3.00% and (B) with respect to Eurodollar Rate Loans, (x) prior to the Second Amendment Effective Date, 4.50%, (y) on and after the Second Amendment Effective Date but prior to the Fourth Amendment Effective Date, 3.75% and (z) on and after the Fourth Amendment Effective Date, 4.00%;”

(c)  The definition of “Asset Sale Threshold Amount” in Section 1.1 of the Credit Agreement is hereby deleted in its entirety.

(d)  The definition of “Consolidated Excess Cash Flow” in Section 1.1 of the Credit Agreement is hereby amended by replacing clause (j) therein with the following new clause (j):

“(j)      after-tax gains attributable to Specified Asset Sales to the extent the proceeds of any such Specified Asset Sale are not required to prepay the Term Loans pursuant to Section 2.15(a); and”

(e)  The definition of “Defaulting Lender” in Section 1.1 of the Credit Agreement is hereby amended by (x) deleting the word “or” after the phrase “for the benefit of its creditors” in clause (d)(i) thereof and inserting a “,” in lieu thereof, and (y) inserting the phrase “or (iii) the subject of a Bail-in Action” immediately after the words “in any such proceeding or appointment” in clause (d) thereof.

(f)  The definition of “Incremental Amount” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Incremental Amount”: at any time, an amount of additional Incremental Term Loans or Incremental Equivalent Debt such that, after giving effect to the incurrence of such Incremental Term Loans or Incremental Equivalent Debt, the Intrawest Group Members shall be in Pro Forma Compliance with a Total Secured Debt Leverage Ratio (treating any unsecured Indebtedness incurred under Section 2.27(a) as secured Indebtedness for purposes of calculating the Total Secured Debt Leverage Ratio) of not more than 4.50:1.00; provided that, solely for purposes of calculating the Incremental Amount, the aggregate amount of Unrestricted Cash deducted from Total Secured Debt in clause (a)(ii) of the definition of “Total Secured Debt Leverage Ratio” shall be limited to Unrestricted Cash in excess of $65,000,000 included on the consolidated balance sheet of Holdings and its Subsidiaries as of the applicable date of determination.”

(g)  The definition of “Permitted Acquisition” in Section 1.1 of the Credit Agreement is hereby amended by (v) deleting the word “and” after clause (i) thereof, (w) deleting the phrase “either (A)” and clause (ii)(B) in its entirety, (x) replacing the reference to “Total Secured Debt Leverage Ratio” in clause (ii) thereof with “Total Gross Debt Leverage Ratio”, (y) replacing the period at the end of clause (ii) with “;” and (z) inserting the following new clauses (iii) and (iv):

“(iii) in no event shall any Intrawest Group Member, whether by purchase, merger or otherwise, make any acquisition, directly or indirectly, of real property (or acquire any material interest in real property) consisting of land for development as a principal or substantial part of a Permitted Acquisition that does not reasonably relate to the then existing operations or resorts of the Intrawest Group Members or any operations or resorts being acquired in connection with such Permitted Acquisition; and

(iv) any such acquisition shall be of assets, Capital Stock of, or a business line or unit or a division of, a Person engaged in a line of business substantially related to the leisure, resort, travel and hospitality industry.”

(h)  The definition of “Pro Forma Compliance” in Section 1.1 of the Credit Agreement is hereby amended by inserting the phrase “, Total Gross Debt Leverage Ratio” immediately after the words “Total Debt Leverage Ratio.”

(i)   Section 2.15(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Asset Sales.  Subject to Section 2.15(g), no later than the tenth Business Day following the date of receipt by any Intrawest Group Member of any Net Cash Proceeds from any Asset Sales, the Borrower shall prepay the Term Loans as set forth in Section 2.16(b) in an aggregate amount equal to such Net Cash Proceeds; provided, so long as no Event of Default under Section 7.1(a) or (f) shall have occurred and be continuing at the time such Net Cash Proceeds from such Asset Sales are received, the Borrower shall have the option, directly or through one or more of its Subsidiaries, to reinvest such Net Cash Proceeds within 365 days of receipt thereof in assets useful in the business of the Borrower and its Subsidiaries (or to use such Net Cash Proceeds to replace assets Disposed of in such Asset Sale) or to enter into a binding commitment to acquire such assets within 365 days of receipt thereof so long as such assets are actually acquired within 545 days of receipt of such Net Cash Proceeds; provided further, that any such Net Cash Proceeds not so reinvested shall be applied to the prepayment of the Term Loans as set forth in this Section 2.15(a) at the end of such reinvestment period; provided further, that (i) Net Cash Proceeds received in connection with any Specified Asset Sale shall not be required to be used to prepay the Term Loans and (ii) each Asset Sale consummated after the Fourth Amendment Effective Date and generating Net Cash Proceeds, individually for any such Asset Sale or series of substantially related Asset Sales (it being understood that Dispositions of multiple business units, regardless of whether such Dispositions are made in a single transaction or multiple transactions, shall constitute separate Asset Sales and not substantially related Asset Sales for this purpose), which do not exceed $200,000,000 shall constitute a Specified Asset Sale until either of the thresholds contained in clauses (i) and (ii) of the first proviso to the definition of “Specified Asset Sale” would be exceeded if such Asset Sale (subject to the second proviso to the definition of “Specified Asset Sale”) were to be included as a “Specified Asset Sale.”  No later than the tenth Business Day following the date of receipt by any Intrawest Group Member of any Net Cash Proceeds from any Specified Asset Sale, the Borrower shall either (i) deposit such Net Cash Proceeds into the Asset Sale Escrow Account in an amount equal to the lesser of (a) the aggregate amount of such Net Cash Proceeds and (b) the sum of (1) the amount necessary for the Intrawest Group Members to be in Pro Forma Compliance with the Asset Sale Release Level after giving effect to the deposit of such Net Cash Proceeds or portion thereof (the “Base Deposited Amount”) plus (2) 15% of the Base Deposited Amount or (ii) prepay the Term Loans in an amount equal to the lesser of (a) the aggregate amount of such Net Cash Proceeds and (b) the amount necessary for the Intrawest Group Members to be in Pro Forma Compliance with the Asset Sale Release level after giving effect to the prepayment of the Term Loans with such Net Cash Proceeds or portion thereof.  Amounts deposited in the Asset Sale Escrow Account shall only be permitted to be released in accordance with the terms of the escrow agreement governing the Asset Sale Escrow Account; provided that if any Net Cash Proceeds of Specified Asset Sales have not been released from the Asset Sale Escrow Account within 365 days of deposit therein, such Net Cash Proceeds shall be released from the Asset Sale Escrow Account and, promptly upon such release, used to prepay the Term Loans (subject to Section 2.15(g)) as set forth in Section 2.16(b) in an aggregate amount equal to the lesser of (x) 100% of such Net Cash Proceeds and (y) the amount necessary for the Intrawest Group Members to be in Pro Forma Compliance with the Asset Sale Release Level after giving effect to such prepayment of Term Loans (and any such Net Cash Proceeds in excess of such lesser amount shall be promptly returned to the Borrower and not be required to be used to prepay the Term Loans).”

(j)   The second sentence of Section 2.23(a)(iii) of the Credit Agreement is hereby amended by adding the words “Subject to Section 9.24,” at the beginning thereof.

(k)  Section 6.1 of the Credit Agreement is hereby amended by deleting the proviso thereto in its entirety.

(l)   Section 6.6(j) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(j)          any Intrawest Group Member may make Restricted Payments so long as, before and after giving effect to such Restricted Payment, the Intrawest Group Members are in Pro Forma Compliance with (x) a Total Debt Leverage Ratio of not more than 4.50:1.00 and (y) a Total Gross Debt Leverage Ratio of not more than 4.60:1.00;”

(m)  Section 6.6(k) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(k)         on any date, any Intrawest Group Member may make Restricted Payments in an aggregate amount not to exceed the Available Amount as of such date and Not Otherwise Applied; provided that (x) at the time of, and immediately following, such Restricted Payment, no Event of Default shall exist and (y) the Intrawest Group Members are in Pro Forma Compliance with a Total Gross Debt Leverage Ratio of not more than 4.60:1.00;”

(n)  The Credit Agreement is hereby amended by inserting the following new Section 9.24 in proper numerical sequence:

“9.24      Bail-In. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)           the effects of any Bail-in Action on any such liability, including, if applicable:

(i)     a reduction in full or in part or cancellation of any such liability;

(ii)   a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)  the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 2.  Representations and Warranties.  To induce the other parties hereto to enter into this Amendment, each of Holdings and the Borrower hereby represents and warrants to the Administrative Agent and each of the Lenders that, as of the Fourth Amendment Effective Date: (i) such Person (A) has the requisite corporate or other organizational power and authority to make, deliver and perform this Amendment and to perform the Credit Agreement after giving effect to this Amendment (the Credit Agreement as so amended, the “Amended Agreement”) and (B) has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Amendment and the performance of the Amended Agreement, (ii) this Amendment has been duly executed and delivered by such Person and constitutes a legal, valid and binding obligation of each such Person enforceable against each of them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law), (iii) the execution, delivery and performance of this Amendment, the performance of the Amended Agreement and the consummation of the transaction contemplated hereby will not violate in any material respect any Requirement of Law (except this shall not apply to tax, employee benefit or environmental matters, which are covered exclusively by Sections 3.10, 3.13 and 3.17 of the Amended Agreement, respectively) or any Contractual Obligation of any Intrawest Group Member, other than any violation that could not reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents and Liens permitted by Section 6.3), (iv) no material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the borrowings hereunder or the execution, delivery or performance of this Amendment or the performance of the Amended Agreement, except (1) those consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (2) those consents, authorizations, filings and notices, the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect and (3) the filings or other actions referred to in Section 3.19 of the Amended Agreement and (v)(A) after giving effect to this Amendment, the representations and warranties contained in the Amended Agreement and in the other Loan Documents are true and correct in all material respects on and as of the Fourth Amendment Effective Date to the same extent as though made on and as of the Fourth Amendment Effective Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof, and (B) no event has occurred and is continuing or would result from the consummation of this Amendment that would constitute a Default or an Event of Default.

SECTION 3.  Effectiveness.  This Amendment shall become effective as of the first date (such date being referred to as the “Fourth Amendment Effective Date”) that each of the following conditions precedent shall have been satisfied or waived in accordance with the terms of the Credit Agreement:

(a)  The Administrative Agent shall have received (1) this Amendment, executed and delivered by a duly authorized officer or signatory of (i) Holdings, (ii) the Borrower and (iii) Consenting Lenders representing the Required Lenders and the Required Revolving Lenders under the Credit Agreement (as in effect immediately prior to effectiveness of this Amendment) and (2) an Acknowledgement of Guarantors, executed and delivered by a duly authorized officer or signatory of each Guarantor.

(b)  The representations and warranties of Holdings and the Borrower set forth in Section 3 hereof shall be true and correct as of the Fourth Amendment Effective Date, and the Administrative Agent shall have received a certificate, dated the Fourth Amendment Effective Date and signed by a Responsible Officer of the Borrower, confirming the truth and correctness thereof, which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(c)  As of the Fourth Amendment Effective Date, no event shall have occurred and be continuing or would result from the consummation of this Amendment that would constitute a Default or an Event of Default.

(d)  MLPFS shall have received payment of all fees due and payable to it in connection with this Amendment, and the Administrative Agent and the Fourth Amendment Arrangers shall have received all other amounts due and payable under the Loan Documents on or prior to the Fourth Amendment Effective Date, including payment of all expenses required to be paid in connection with this Amendment pursuant to Section 9.5 of the Credit Agreement or otherwise and for which reasonably detailed invoices have been presented at least three Business Days prior to the Fourth Amendment Effective Date.

(e)  The Borrower shall have paid to the Administrative Agent, for the account of each Consenting Lender, an amendment fee equal to 0.25% of the aggregate principal amount of such Lender’s outstanding Term Loan Exposure, Revolving Exposure and LC Facility Exposure, as applicable, as of the Fourth Amendment Effective Date.

(f)  The Borrower shall have made a voluntary prepayment of the Initial Term Loans in an aggregate principal amount equal to $25,000,000 plus all accrued and unpaid interest thereon, and the principal amount of such prepayment shall be applied to reduce the principal amount of the Initial Term Loans payable on the Maturity Date of the Initial Term Loans.  The Consenting Lenders hereby waive any notice of such voluntary prepayment required pursuant to Section 2.14(a) of the Credit Agreement.

The Administrative Agent shall notify the Borrower and the Lenders of the Fourth Amendment Effective Date, and such notice shall be conclusive and binding.

SECTION 4.  Non-Reliance on Administrative Agent.  Each of the Consenting Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent, the Fourth Amendment Arranger, any other arranger or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decisions to enter into this Amendment.  Each of the Consenting Lenders also represents that it will, independently and without reliance upon the Administrative Agent, the Fourth Amendment Arranger, any other arranger or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Amendment, the Credit Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates.

SECTION 5.  Expenses; Indemnity.  Section 9.5 of the Credit Agreement is hereby incorporated, mutatis mutandis, by reference as if such section was set forth in full herein.

SECTION 6.  Counterparts.  This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Amendment signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

SECTION 7.  Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 8.  Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)  submits for itself and its Property in any legal action or proceeding relating to this Amendment, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)  consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in Section 9.2 of the Credit Agreement or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)  agrees that the Administrative Agent and the Lenders retain the right to bring proceedings against any Loan Party in the courts of any other jurisdiction in connection with the exercise of any rights under any Security Document or the enforcement of any judgment;

(e)  agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(f)   waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13 any special, exemplary, punitive or consequential damages.

SECTION 9.  WAIVERS OF JURY TRIAL.  HOLDINGS, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH CONSENTING LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AMENDMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 10.  Effect of Amendment.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent, Holdings, the Borrower or the other Loan Parties under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.  This Amendment shall apply and be effective only with respect to the provisions of the Credit Agreement.  After the date hereof, any reference to the Credit Agreement shall mean the Credit Agreement as modified hereby.  This Amendment shall be deemed to be a Loan Document as defined in the Credit Agreement.

SECTION 11.  Assignment by MLPFS.  The parties hereby agree that MLPFS may, without notice to the Borrower, assign its rights and obligations under this Amendment to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of MLPFS’ investment banking or related business may be transferred following the date of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

INTRAWEST OPERATIONS GROUP HOLDINGS, LLC, as Holdings

By:	/s/ Thomas Marano
Name: Thomas Marano
Title: Chief Executive Officer and President

INTRAWEST OPERATIONS GROUP, LLC, as the Borrower

By:	/s/ Thomas Marano
Name: Thomas Marano
Title: Chief Executive Officer and President

[Intrawest Fourth Amendment]

GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent

By:	/s/ Anna Ashurov
	Name:	Anna Ashurov
	Title:	Authorized Signatory

[Intrawest Fourth Amendment]

,
as a Consenting Lender

By:
Name:
Title:

[Intrawest Fourth Amendment]